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                                                                    Exhibit 99.4

                       CIT EQUIPMENT COLLATERAL 2003 - EF1

                          ANNUAL OFFICER'S CERTIFICATE

                            COMPLIANCE WITH AGREEMENT

The undersigned certifies that he is an Executive Vice President of The CIT Group/Equipment Financing, Inc., a corporation organized under the laws of Delaware ("CITEF"), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITEF in connection with a Pooling and Servicing Agreement dated as of August 1, 2003, among CITEF as Servicer, NCT Funding Company, L.L.C., as Depositor, CIT Financial USA, Inc. in its individual capacity and CIT Equipment Collateral 2003-EF1, as Issuer (the "Agreement"). All capitalized terms used herein without definition having the respective meanings specified in the Agreement. The undersigned further certifies to the Trustees and Rating Agencies that a review of the activities of CITEF during the 2003 calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, (a) CITEF has, in all material respects, fulfilled its obligations under the Agreement during the 2003 calendar year and (b) no Servicer Default has occurred or is continuing.

DATED: March 1, 2004

                                    THE CIT GROUP/EQUIPMENT
                                    FINANCING, INC., as
                                    Servicer


                                           /s/ Willis Stoddard
                                           --------------------
                                    Name:  Willis Stoddard
                                    Title: Executive Vice President